Exhibit 10.18
Master Service Agreement
This Master Service Agreement (hereinafter referred to as the “Agreement”) on manufacturing and supply of goods is made and entered into by and between Sharp Corporation (“Sharp”) and Hyundai Electronics Japan Co., Ltd (“Hyundai”).
Article 1 (Basic Elements)
1.	Sharp and Hyundai shall execute the Agreement and all other transactions (hereinafter referred to as “Individual Agreements”) signed under the Agreement in good faith and sincerity, respecting mutual interest and based on mutual trust.
2.	Details of the Agreement shall be applicable to all Individual Agreements signed between Sharp and Hyundai unless otherwise stipulated in the special agreement.
Article 2 (Individual Agreements)
1.	Individual Agreements shall stipulate names, quantities, delivery dates, delivery places, delivery methods, unit prices or payment amount and other necessary descriptions of traded goods (hereinafter referred to as “Completed Goods”).
2.	Individual Agreements shall be deemed in effect in the case Sharp submits Hyundai an order form containing descriptions mentioned in the preceding paragraph, in the case Hyundai issues Sharp a confirmation of order or in the case Hyundai notifies Sharp its receipt of an order by phone or other means.
3.	Notwithstanding the preceding paragraph, in the case Hyundai fails to issue a confirmation of order or take any measures upon receipt of the order form from Sharp, Hyundai shall be deemed to have accepted the Sharp’s order.
4.	In the case Sharp needs to change descriptions of an order form, it may do so after consulting with Hyundai.
Article 3 (Supply of Materials)
1.	Sharp may supply Hyundai necessary materials, components, half-finished products, and products (hereinafter referred to as “Supplied Goods”) to produce Completed Goods. In this case, Hyundai shall make use of Supplied Goods to produce Completed Goods. Supplied Goods shall be managed pursuant to this Article and Article 5.
i.	Supplied Goods are charged and their price, payment due date, payment method and other necessary details shall be separately determined by Sharp. However, in the case Sharp exceptionally acknowledges the necessity, they can be provided free of charge.

ii.	Sharp takes full ownership of Supplied Goods and Supplied Goods used in components, work in progress and Completed Goods regardless of whether or not they are paid.

iii.	For those Supplied Goods that were delivered to Hyundai directly by Sharp’s appointed vendor, Hyundai shall issue a goods receipt slip immediately.

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iv.	Upon receipt of Supplied Goods, Hyundai shall inspect them without any delay and in the case defective goods or overage or shortage is found, such cases shall be immediately reported to Sharp. Hyundai shall compensate for all damages caused by not sending out the aforementioned notice promptly.

v.	To insure Supplied Goods, Sharp may subscribe to accident insurance and relevant cost shall be borne by Hyundai. While Hyundai bears the cost, it has the right to choose an insurance company.
Article 4 (Equipment Lease)
Sharp may lease machinery, tools and mold (hereinafter referred to as “Leased Equipment”) to Hyundai if desired. Lease methods, processes, periods and expenses shall be separately determined by Sharp.
Article 5 (Managing Supplied Goods and Leased Equipment)
1.	Supplied Goods and Leased Equipment shall be managed in the following manner:
i.	Hyundai shall keep Supplied Goods and Leased Equipment with the care of a good manager and not use them for other than producing Completed Goods or transfer, sublease to the third party or mortgage them without an approval of Sharp.

ii.	Hyundai shall clearly specify that Sharp takes full ownership of Supplied Goods and Leased Equipment all the time.

iii.	In the case Supplied Goods and Leased Equipment managed by Hyundai are or may be put or under seizure, provisional attachment or sentenced to provisional injunction by the third party, Hyundai shall make a point and prove that they are the property of Sharp and immediately notify Sharp and follow its instructions.

iv.	Sharp or Sharp’s agent is allowed to access Hyundai’s office and warehouse at all times to check usage, storage and maintenance of Supplied Goods and Leased Equipment or can ask Hyundai to submit the report.

v.	In the case Supplied Goods and Leased Equipment are demolished, tarnished, deformed or stolen; Hyundai shall compensate the loss amount claimed by Sharp.

vi.	In the case Sharp demands return of Supplied Goods and Leased Equipment or the Agreement is terminated for some reasons, Hyundai shall hand over Supplied Goods and Leased Equipment to Sharp immediately at its own expense.

vii.	The blueprint, specifications and other documents borrowed by Hyundai from Sharp shall also be returned to Sharp immediately as mentioned in the preceding paragraph.
Article 6 (Delivery of Completed Goods)
1.	For delivery of Completed Goods, Hyundai shall deliver Sharp ordered quantities of Completed Goods to the deliver location on the delivery date.

2.	In the case where Hyundai makes delivery of Completed Goods to the delivery location earlier than the delivery date, Sharp may keep them. However, until hand-over is completed on the delivery date except for the case pursuant to Article 3-2, Hyundai

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takes full ownership of Completed Goods and bears related risks such as demolishing.

3.	In the case Sharp faces damages caused by delivery of Completed Goods not made in accordance with Individual Agreements, Sharp may claim for such damages against Hyundai.

4.	At the time Completed Goods are delivered by Hyundai, it shall attach delivery slips specified by Sharp. In the case Hyundai fails to fulfill this requirement, Sharp may refuse to accept Completed Goods.

5.	In the case Hyundai enters Sharp’s premises; it shall follow Sharp’s instructions.

6.	In the case accidents attribute to Hyundai during delivery of Completed Goods, Hyundai shall compensate Sharp or the third party for relevant damages.

7.	In the case Sharp asked for specific packaging and handling during delivery of Completed Goods, they shall be fulfilled.

8.	Hyundai shall bear all expenses such as carriage charge, packing expense and insurance cost incurred until the delivery of Completed Goods.
Article 7 (Receipt and Inspection)
1.	At the time of receiving Completed Goods from Hyundai, Sharp shall issue a written slip confirming goods receipt.
2.	Upon receipt of goods, Sharp shall promptly inspect them. And if there are any defective goods or shortages found, such cases are reported to Hyundai. Inspection methods, pass/fail criteria and other details related to inspection shall be determined by Sharp.
3.	After the inspection, only when Sharp acknowledges that goods are acceptable, hand-over of goods shall be deemed to be completed.
4.	Ownership of Completed Goods shall be transferred from Hyundai to Sharp at the time delivery of Completed Goods mentioned in the preceding paragraph is finished.
5.	Sharp may skip inspection of delivered Completed Goods described in the paragraph 2 depending on the situation. In such case, the delivery is deemed to be completed at the time Sharp issues a written slip confirming goods receipt.
Article 8 (Replacing Rejected Goods)
1.	In the case Sharp found out defective Completed Goods are delivered or shortage detected and reported this to Hyundai regardless the inspection described in the preceding paragraph took place or not, Hyundai shall follow Sharp’s given instructions whether it be delivery of replaced goods, repair of defective goods or fulfillment or shortage within the given deadline.
2.	In the case Sharp did not make any demands from preceding paragraph against handling defective goods, deduction of payment shall be carried out and its details shall be separately discussed and determined between Sharp and Hyundai.
3.	In the case Sharp selected acceptable goods out of the defective lot and repaired defective goods, all costs incurred shall be borne by Hyundai.

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4.	In the case Hyundai received a notification on defective goods and goods to be returned from Sharp, Hyundai shall bear all costs incurred to receive them immediately. Damages incurred from demolishing, tarnishing and deforming while Sharp is keeping defective goods and goods to be returned in custody shall be borne by Hyundai unless their cause attributed to Sharp.
Article 9 (Quality Control)
1.	Hyundai shall carry out proper quality control and strict shipping inspection during production and delivery of Completed Goods and make sure product quality is maintained to satisfy Sharp’s standards and specifications.
2.	If desired, Sharp can ask Hyundai to establish proper quality control system and Hyundai shall satisfy this.
Article 10 (Warranty for Goods)
1.	Unless otherwise specified separately in the Individual Agreements, Hyundai shall offer Sharp warrant of goods for one year since delivery of Completed Goods is made. In the case tarnished Completed Goods are found during the warranty period, they shall be either replaced in accordance with Sharp’s instructions or repaired with relevant costs borne by Hyundai within the warranty period.
2.	The warranty period described in the preceding paragraph may be extended depending on types of Completed Goods upon discussion between Sharp and Hyundai.
3.	In the case Sharp faced damages occurred from tarnished Completed Goods in accordance with preceding paragraph 2, it can claim compensations for such damages against Hyundai.
Article 11 (Payment)
Sharp shall make payment to Hyundai for Completed Goods it received from Hyundai. The payment method shall be decided separately upon discussion between Sharp and Hyundai.
Article 12 (Offset)
In the case Sharp holds credit obligation against Hyundai regardless of the Agreement, such credit obligation and liabilities held against Hyundai may be set off regardless of a repayment date. In this case, Sharp shall notify Hyundai of details.
Article 13 (Bearing of Risk)
Hyundai shall be responsible for such damages as demolishing, tarnishing and deforming of Completed Goods occurred before hand-over except for those attributed to Sharp and Sharp shall be responsible for such damages as demolishing, tarnishing and deforming of Completed Goods occurred after hand-over except for those attributed to Hyundai.

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Article 14 (Non-Disclosure)
1.	Sharp and Hyundai shall not disclose or leak all information about the other party related to the Agreement and Individual Agreements obtained to the third party without prior approval of the other party.
2.	Hyundai shall not copy or reuse blueprints, specifications and materials provided by Sharp without gaining a prior approval and also refrain from transferring, opening, leaking or using them to the third party.
3.	Even after this provision and the Agreement are terminated, their effectiveness remains valid.
Article 15 (Prohibiting Entrustment of Production)
1.	Except in the case where a written consent was gained from Sharp in advance, Hyundai shall not use design, technical data, blueprint and specification of Completed Goods neither for itself nor the third party.
2.	Without gaining a prior consent, Hyundai shall not entrust whole or part of producing Completed Goods to the third party. Even in the case where Sharp has granted entrustment to the third party, Hyundai shall not be exempted from its duties and obligations under the Agreement and Individual Agreements.
Article 16 (Prohibiting Direct Negotiations)
Hyundai shall not carry out direct negotiations with Sharp’s vendors except in the case instructions were given by Sharp.
Article 17 (Industrial Property)
In the case a dispute arise surrounding industrial property, circuit placement right to use and copyright of Completed Goods with the third party, Hyundai shall resolve this under its responsibility and bear relevant costs except in the case the dispute attributed to Sharp. And in the case damages are caused to Sharp, such damages shall be compensated by Hyundai.
Article 18 (Public Liability)
1.	Regardless of defects are found in the Completed Goods, in the case Completed Goods themselves attributed damages to lives, bodies and properties of the third party or a dispute arises with the third party, Hyundai shall resolve this under its responsibility and bear relevant costs regardless of warranty period stated in the Article 10. However, this shall not apply to the case where damages attributed to Sharp.
2.	While producing the Completed Goods, Hyundai shall make sure and pay extra attention to avoid harming the surrounding and if and when damages or disputes occur from operation, Hyundai shall resolve this under its responsibility and bear relevant costs.

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3.	In the case damages are caused to Sharp under paragraph 2 situations, such damages shall be compensated by Hyundai.
Article 19 (Transfer of Rights and Obligations)
Sharp and Hyundai shall neither transfer whole or part of their rights and obligations generated from the Agreement or Individual Agreements to the third party nor use them as collateral unless written consents to the other party are obtained.
Article 20 (Contract Termination)
1.	Sharp may terminate whole or part of the Agreement and Individual Agreements immediately without giving a separate notification to Hyundai in any one of the following cases:
i.	Infringe any provisions of the Agreement or Individual Agreements

ii.	Admit that it cannot execute the contract within contract period

iii.	Sentenced to seizure, provisional injunction, face public sale, Subject to bankruptcy, composition, liquidation, corporate rehabilitation or there are such possibilities

iv.	Sentenced business suspension and cancellation from the regulators

v.	Checks overdue, insolvency

vi.	Business are shut down, suspended or changed or business are managed by third parties or there are such possibilities

vii.	An act of breach found against Sharp

viii.	Harm public order and morality, and maintaining contract with Sharp is considered inadequate

ix.	Financial state is instable or there are such possibilities

x.	Other reasons similar to one of the above

2.	In the case Hyundai is under one of the above and received a notification from Sharp, Hyundai shall settle all debts it has against Sharp immediately

3.	In the case damages are caused to Sharp due to contract termination under paragraph 1, Sharp may claim compensation for damages against Hyundai

4.	In the case the contract is terminated pursuant to paragraph 1 and a request was made by Sharp, Hyundai shall hand over Completed Goods (work in process included) before the delivery to Sharp. In return, Sharp shall pay Hyundai the amount of Completed Goods agreed with Hyundai.

5.	In the case the contract is terminated pursuant to paragraph 1, Sharp may produce Completed Goods in needed volume itself or ask the third party for production and sell them. In this case, all industrial properties held by Hyundai are deemed to have granted to Sharp. Grant of properties shall be determined upon discussion between Sharp and Hyundai.

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Article 21 (Dispute Settlement)
1.	In the case disputes or differences in opinions arise under the Agreement or Individual Agreements, or items not covered under the Agreement or individual Agreements appear, they shall be resolved upon discussion between Sharp and Hyundai.
2.	The lawsuits filed related to the Agreement or Individual Agreements shall be governed in the Daejeon District Court.
Article 22 (Validity Period)
The contract period of the Agreement shall be one year commencing December 27, 2000. However, if neither party expresses their position in writing two months prior to the expiration date, the Agreement is deemed to have automatically extended for one year and the same applies afterwards.
Article 23 (Supplementary Provision)
1.	The previous master agreement on production and supply of Completed Goods signed between Sharp and Hyundai shall have lose its effects after the Agreement come into effect. However, ancillary contracts and memorandum that were signed between Sharp and Hyundai shall remain effective unless otherwise they are in conflict with the Agreement.
2.	The Agreement shall be applicable to Individual Agreements that were signed between Sharp and Hyundai before the Agreement comes into effect.
IN WITNESS WHEREOF, Sharp and Hyundai have subscribed their names or affixed their seals and the Agreement has been executed in two (2) sets and each party shall retain a copy for their records.
December 27, 2000
SHARP:
HYUNDAI:

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